Putnam Massachusetts Tax Exempt Income Fund, November 30, 2008, semi-annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 		Class A 	5,073
		Class B 	439
		Class C		147

72DD2		Class M 	79
		Class Y		97

73A1		Class A 	0.1922
		Class B 	0.1632
		Class C		0.1567

74A2		Class M 	0.1793
		Class Y		0.2022

74U1		Class A 	26,035
		Class B		2,412
		Class C		1,067

74U2		Class M 	423
		Class Y		797

74V1		Class A 	8.55
		Class B 	8.54
		Class C		8.56

74V2		Class M 	8.55
		Class Y		8.57

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.